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                                                                    EXHIBIT 10.6

                              EMPLOYMENT AGREEMENT
                         WITH SILVERLEAF RESORTS, INC.


         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made between SILVERLEAF RESORTS, INC., a Texas corporation ("Silverleaf"), and THOMAS C. FRANKS (the "Employee").


                                R E C I T A L S:

         A. Silverleaf has agreed to employee Employee as an executive employee; and

         B. Silverleaf and Employee desire to set forth the terms of Employee's proposed employment

         NOW, THEREFORE, in consideration of the premises and terms hereinafter set forth, the parties agree as follows:


                               A G R E E M E N T:

         SECTION 1. EMPLOYMENT. Employee is hereby employed as an executive employee of Silverleaf, effective as of the Effective Date and from month to month thereafter, until terminated pursuant to the termination provisions of this Agreement. Silverleaf and Employee will mutually agree on Employee's title and office upon his actual commencement of employment. Employee may not engage in other employment while he is in the employ of Silverleaf pursuant to this Agreement.

         SECTION 2. DUTIES. Employee agrees to devote such time, attention and energies as are necessary to fulfill his duties as specified by the Board of Directors of Silverleaf from time to time, including those initial duties set forth in Exhibit "A" attached hereto. Employee further agrees that he will promote the best interests and welfare of Silverleaf and shall perform any and all duties to the best of his abilities. The Employee shall also:

                 (a) NON-COMPETITION: Not render to others, during his employment with Silverleaf, service of any kind for compensation or promote, participate or engage in any other business activity which would conflict or interfere with the performance of his duties or loyalty under this Agreement, including, but not limited to, participating in the promotion or sale of products or services for a competitor of Silverleaf or otherwise engage in business with such competitor;

                 (b) REGULATORY LAWS: Abide by all applicable statutes, rules and regulations of each State in which services may be rendered; and

                 (c) SILVERLEAF RULES: Abide by all rules and regulations issued by Silverleaf, which are pertinent to Employee's duties and obligations.
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         SECTION 3.       COMPENSATION. As compensation for the services
rendered pursuant to this Agreement:

                 (a) BASE COMPENSATION: Silverleaf shall pay Employee base compensation computed at the annual rate of Three Hundred Twenty Five Thousand and No/100 Dollars ($325,000.00), payable in semi-monthly payments on the 1st and 15th days of each month.

                 (b) INCENTIVE COMPENSATION: Upon commencement of Employee's full-time employment, Employee shall be granted 100,000 Non- Qualified Stock Options pursuant to Silverleaf's 1997 Stock Option Plan, one-quarter (1/4) of which will vest on the date which is one (1) year after the grant and a like amount to vest on the same date during each of the three years which follow thereafter, such options to be exercisable for a period of 10 years from the date of grant, at the price of SIXTEEN AND NO/100 DOLLARS ($16.00) per share of Silverleaf's $0.01 par value common stock.

                 (c) MOVING EXPENSES: Silverleaf shall pay Employee's reasonable moving expenses to Dallas, Texas, such expenses to be approved in advance by Silverleaf.

                 (d) COMPANY VEHICLE: Silverleaf shall furnish Employee a company owned vehicle for use by Employee in performing his duties, and Silverleaf shall pay all expenses associated therewith.

                 (e) FRINGE BENEFITS: Silverleaf shall provide Employee health insurance under its group plan as it may exist from time to time. The cost of any coverage of any of the Employee's family members under Silverleaf's group plan shall be paid by the Employee. The Employee shall also be entitled to such vacation time, sick leave and other fringe benefits as may be specified by the Board of Directors of Silverleaf from time to time for its executive personnel.

         SECTION 4.       CONFIDENTIALITY.

                 (a) NONDISCLOSURE AND NONUSE: Employee acknowledges that during his employment with Silverleaf, he may have access to and become acquainted with Silverleaf Confidential Information, as defined below. Except as Employee's duties during his employment with Silverleaf may require or Silverleaf may otherwise consent in writing, Employee agrees that he shall not at any time disclose or use, directly or indirectly, either during or subsequent to his employment with Silverleaf, any Silverleaf Confidential Information.

                 (b) CONFIDENTIAL INFORMATION: For purposes of the foregoing provisions, "Silverleaf Confidential Information" shall mean
         (1) any and all confidential and proprietary business information and trade secrets concerning the business and affairs of Silverleaf and its affiliates, including but not limited to all marketing, sales and lead generation techniques, know-how and studies, customer and lead lists, current and



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         anticipated customer requirements, price lists, business plans, training programs, computer software and programs, and computer software and data-base technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), (2) any and all information concerning the business and affairs of Silverleaf and its affiliates (including but not limited to their historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials, however documented), and (3) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for Silverleaf and its affiliates containing or based, in whole or in part, on any information included in the foregoing. Provided, however, "Silverleaf Confidential Information" shall not include information that is not unique to Silverleaf, information that is generally known in the timeshare industry or information that was known by Employee prior to his employment with Silverleaf.

         SECTION 5. NON-INTERFERENCE. Employee further agrees that during his employment and for a period of twelve (12) months thereafter, Employee shall not, either on his own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or shareholder or otherwise on behalf of any other person, firm or corporation: (1) carry on or be engaged or interested directly or indirectly in, or solicit, the manufacture or sale of goods or provision of services to any person, firm or corporation which, at any time during his employment has been or is a customer or in the habit of dealing with Silverleaf or its affiliates in their business, (2) endeavor, directly or indirectly, to canvas or solicit in competition with Silverleaf or its affiliates or to interfere with the supply of orders for goods or services from or by any person, firm or corporation which during his employment has been or is a supplier of goods or services to Silverleaf or its affiliates, or (3) directly or indirectly solicit or attempt to solicit away from Silverleaf or its affiliates any of its officers, employees or independent contractors or offer employment or business to any person who, on or during the 6 months immediately preceding the date of such solicitation or offer, is or was an officer, employee or independent contractor of Silverleaf or its affiliates.

         SECTION 6. INJUNCTIVE RELIEF. Employee acknowledges that a breach of Sections 4 or 5 hereof would cause irreparable damage to Silverleaf and/or its affiliates, and in the event of Employee's breach of the provisions of Sections 4 or 5 hereof, Silverleaf shall be entitled to a temporary restraining order and an injunction restraining Employee from breaching such Sections without the necessity of posting bond or proving irreparable harm, such being conclusively admitted by Employee. Nothing shall be construed as prohibiting Silverleaf from pursuing any other available remedies for such breach, including the recovery of damages from Employee. Employee acknowledges that the restrictions set forth in Sections 4 or 5 hereof are reasonable in scope and duration, given the nature of the business of Silverleaf and its affiliates. Employee agrees that issuance of an injunction restraining Employee from breaching such Sections in accordance with their terms will not pose an unreasonable restriction on Employee's ability to obtain employment or other work following the effective date of any Termination.





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         SECTION 7.       EMPLOYEE INVESTMENTS. Anything to the contrary herein
notwithstanding, Employee: (1) shall not be prohibited from investing his assets in such form or such manner as will not, in the aggregate, detract from the performance by Employee of his duties hereunder and will not violate the provisions of Sections 4 or 5 hereof; and (2) shall not be prohibited from purchasing stock in any publicly traded company solely as a stockholder so long as Employee does not own (together or separately or through his affiliates) more than two percent (2%) of the stock in any company, other than Silverleaf, which is engaged in the timeshare business.

         SECTION 8. EMPLOYEE'S REPRESENTATIONS. Employee represents that he will take all reasonable efforts to secure the satisfactory termination of his present employment, and Silverleaf and Employee agree that this Agreement shall not be effective until such termination is obtained.

         SECTION 9. TERMINATION. This Agreement shall terminate: (1) upon written notice by either party, at any time and for any or no reason whatsoever, at least thirty (30) days prior to the effective date of the termination; or (2) as of the end of the month of Employee's death, incapacity due to Employee's physical or mental illness as determined in Silverleaf's sole discretion or Employee reaching Silverleaf's normal retirement age (the "Termination"). In the event of Termination, Employee shall be entitled to the following:

                 (a) VOLUNTARY TERMINATION, OR FOR GOOD CAUSE: If Employee voluntarily terminates his employment, or if his employment is terminated for Good Cause, Employee shall be entitled to no severance pay. At the Termination, the payment to Employee of compensation earned to date shall be in full satisfaction of all claims against Silverleaf under this Agreement. Good Cause shall be deemed to exist if the Employee's employment is terminated because Employee:

                          [1] Willfully breaches or habitually neglects the duties that the Employee is required to perform under the terms of this Agreement;

                          [2] Willfully violates reasonable and substantial rules governing employee performance;

                          [3] Refuses to obey reasonable orders in a manner that amounts to insubordination;

                          [4]     Commits clearly dishonest acts toward
                                  Silverleaf; or

                          [5] Becomes incapacitated as set forth above, dies or reaches Silverleaf's normal retirement age.

                 (b) INVOLUNTARY TERMINATION WITHOUT GOOD CAUSE: If Silverleaf terminates Employee's employment, other than for Good Cause, Employee shall also be paid severance pay equal to his base compensation set forth in Section 3(a) of this Agreement,





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         payable in semi-monthly payments on the 1st and 15th days of each month for the 12 months following the Termination. Provided, however upon Employee's full-time reemployment following such Termination, the semi- monthly payments still due to Employee by Silverleaf shall be decreased by the amount of Employee's semi-monthly salary from his reemployment for the remaining period during which the semi-monthly payments are otherwise due. For purposes of determining such decrease, Employee's total salary and bonuses, exclusive of any fringe benefits, for the first twelve months of his reemployment shall be divided by twenty-four and the result shall be deemed to be Employee's semi-monthly salary from his reemployment.

                 (c)      CONTINGENCY: Payment of any amounts due under this
         Section is also contingent upon return of all Silverleaf's property as outlined below.

         SECTION 10. RETURN OF MATERIALS AND VEHICLES. Employee understands and agrees that any training manuals, sales and promotional material, vehicles or other equipment provided to him by Silverleaf in connection with this Agreement shall remain the sole property of Silverleaf, and shall be used by the Employee exclusively for Silverleaf's benefit. Upon termination of this Agreement, any such material, vehicles or other equipment shall be immediately returned to Silverleaf.

         SECTION 11. NON-BINDING ALTERNATE DISPUTE RESOLUTION. Except for actions brought by Silverleaf pursuant to Section 6 hereof:

                 (a) AGREEMENT TO UTILIZE: The parties shall attempt to settle any claim or controversy arising from this Agreement through consultation and negotiation in good faith and a spirit of mutual cooperation prior to the commencement of any legal action. If such attempts fail, then the dispute shall be mediated by a mutually-accepted mediator to be chosen by the parties within forty-five (45) days after written notice demanding mediation is sent by one party to the other party. Neither party may unreasonably withhold consent to the selection of a mediator, and the parties shall share the costs of the mediation equally. By mutual written agreement, however, the parties may postpone mediation until they have completed some specified but limited discovery regarding the dispute. The parties may also agree to replace mediation with any other form of alternate dispute resolution ("ADR") available in Texas, such as a mini-trial or arbitration.

                 (b) FAILURE TO RESOLVE: Any dispute which the Parties cannot resolve through negotiation, mediation or any other form of ADR, within six (6) months of the date of the initial demand for mediation, may then be submitted to the appropriate court for resolution. The use of negotiation, mediation, or any other form of ADR procedures will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either party.

         SECTION 12. WAIVER. Silverleaf's failure at any time to require performance by Employee of any of the provisions hereof shall not be deemed to be a waiver of any kind nor





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in any way affect the rights of Silverleaf thereafter to enforce the provisions hereof. In the event that either party to this Agreement waives any provision of this Agreement or any rights concerning any breach or default of the other party hereto, such waiver shall not constitute a continuing waiver of any such provision or breach or default of the other party hereto.

         SECTION 13.      SUCCESSORS, ASSIGNS, BENEFIT.

                 (a) SILVERLEAF SUCCESSORS: The provisions of this Agreement shall inure to the benefit of and be binding upon Silverleaf, its successors, assigns and other affiliated entities, including, but not limited to, any corporation which may acquire all or substantially all of Silverleaf's assets or with or into which Silverleaf may be consolidated, merged or reorganized. Upon any such merger, consolidation or reorganization, the term "Silverleaf" as used herein shall be deemed to refer to any such successor corporation.

                 (b) NO ASSIGNMENT BY EMPLOYEE: The parties hereto agree that Employee's services hereunder are personal and unique, and that Silverleaf is executing this Agreement in reliance thereon. This Agreement shall not be assignable by Employee.

         SECTION 14. SEVERABILITY. If one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but shall be deemed stricken and severed from this Agreement and the remaining terms of this Agreement shall continue in full force and effect.

         SECTION 15. GOVERNING LAW AND VENUE. This Agreement shall be deemed to have been made and entered into in the State of Texas and its validity, construction, breach, performance and operation shall be governed by the laws of that state. The obligations hereunder of Silverleaf shall be performable in Dallas County, Texas, and venue for any suit involving this Agreement shall lie exclusively in Dallas County, Texas.

         SECTION 16. ENTIRE UNDERSTANDING. This Agreement sets forth the entire understanding between the parties with respect to the employment of Employee, and no other representations, warranties or agreements whatsoever have been made by Silverleaf to Employee. Further, this Agreement may not be modified or amended except by another instrument in writing executed by both of the parties.

         SECTION 17. NOTICES. All notices and communications under this Agreement shall be sent to the parties at the following addresses or such other addresses that the parties may subsequently designate in writing.





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                 (a)      SILVERLEAF:

                          Silverleaf Resorts, Inc.
                          Attention: Robert E. Mead, Chief Executive Officer 1221 Riverbend, Suite 120
                          Dallas, Texas 75247

                 (b)      EMPLOYEE:

                          Thomas C. Franks

                          1504 Cottonwood Valley Circle North
                          ---------------------------------------------------
                          Irving, Texas 75038
                          ---------------------------------------------------

         SECTION 18. SECTION HEADINGS. Section and paragraph headings are inserted herein only for convenience and shall not be used to interpret any of the provisions hereof.

         SECTION 19. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same original.

         SECTION 20. EFFECTIVE DATE. This Agreement is executed on the date set forth below, but shall be effective following the satisfaction of the requirements of Section 8 hereof and on a mutual convenient date agreed to by Silverleaf and Employee (the "Effective Date"). If the requirements of Section 8 hereof are not satisfied by August 15, 1997, however, then this Agreement shall be null and void for all purposes as of that date.

         Executed this 7th day of July, 1997.

                          "SILVERLEAF"

                          SILVERLEAF RESORTS, INC.


                          By:     /s/ ROBERT E. MEAD
                                  ----------------------------------------------
                                  Robert E. Mead, Chief Executive Officer

                          "EMPLOYEE"


                          /s/ THOMAS C. FRANKS
                          ------------------------------------------------------
                          THOMAS C. FRANKS





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                                  EXHIBIT "A"
                             LIST OF INITIAL DUTIES


1.       Shareholder and Other Investor Relations.

2.       Supervision of Silverleaf's Investor Relations Consultant.

3.       Planning and Management of Shareholder Meetings.

4.       Communications with Stock Specialists.

5. Communications with Multiple State Regulatory Agencies in Each State in Which Silverleaf Does Business.

6.       ARDA Relations and Board Participation.

7.       General Corporate Public Relations.

8.       Financial Structuring and Other General Financial Matters.